Exhibit 10.15

Adjustments to Compensation for Named Executive Officers

Adjusted salary for CEO from CEO’s Employment Agreement	$350,000

Adjusted salary for CFO from CFO’s Employment Agreement	$185,000
Adjusted salary for former Chief Operating Officer from such COO’s Employment Agreement in effect prior to termination of that Employment Agreement effective August 11, 2004 in connection with COO’s resignation as an executive officer of the Company:	$175,000